Exhibit 1

GEOCOM RESOURCES, INC.
1208 - 1030 West Georgia Street
Vancouver, British Columbia, Canada V6E 2Y3

BY FAX (604) 684-4452

September 22, 2002

Mr. Ryan Henning
Princeton Financial Group Inc.
7th Floor, 1006 Beach Avenue
Vancouver, B.C. V6E 1T7

Dear Mr. Henning,

Re: Cancellation of Letter of Intent

Further to our recent telephone discussion had in connection with the above captioned, this letter will confirm that the Letter of Intent between Geocom Resources, Inc. ("Geocom") and Princeton Financial Group Inc., dated July 26, 2002, which contemplated the acquisition of Glacier Ridge Resources Inc. by Geocom, is officially cancelled. Due to an inability to secure necessary financing, the conditions of the Letter were not met. Pursuant to the terms of the Letter, if the conditions were not met within 30 days, both parties would deem the Letter as rescinded and of no further force and effect.

As discussed, please execute and provide us with a copy of the attached letter indicating your resignation as a director of Geocom.

We would like to take this opportunity to thank you for your time and interest in our company, and to wish you the best with all of your future endeavours.

Yours very truly,

GEOCOM RESOURCES, INC.

Per:

_/s/ Talal Yassin_____________
Talal Yassin, President

RESIGNATION AND RELEASE

TO: Geocom Resources Inc. (the "Company")

I hereby resign as a director of the Company, effective forthwith.

The undersigned, for himself, his heirs, executors, administrators, successors and assigns does hereby remise, release and forever discharge the Company, its successors and assigns from all manner of actions, causes of action, suits, contracts, claims, demands or damages of any kind whatsoever in respect of their association that the undersigned has ever had, now has or the undersigned, or his heirs, executors, administrators, successors or assigns may have in the future against the Company or against any of its successors or assigns in respect of their past association.

Dated the 22nd day of September, 2002.

SIGNED, SEALED & DELIVERED by RYAN K. HENNING in the presence of: Signature of Witness Name of Witness: Address of Witness: Occupation of Witness:	) ) ) ) ) /s/ Ryan K. Henning ) RYAN K. HENNING ) ) ) ) ) ) ) )